Exhibit 3.21

ARTICLES OF INCORPORATION

OF

COMDATA NETWORK, INC. OF CALIFORNIA

I

The name of this corporation is:

COMDATA NETWORK, INC. OF CALIFORNIA

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this Corporation’s initial agent for service of process is:

Corporation Service Company which will do business in California as CSC - Lawyers Incorporating Service.

IV

This corporation is authorized to issue only one class of stock; and the total number of shares which this corporation is authorized to issue is:

100 shares of Common Stock.

V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Dated: November 7, 1990

/s/ Lusyd W. Doolittle
Lusyd W. Doolittle

I hereby declare I am the person who executed the foregoing Articles of Incorporation which execution is my act and deed.

/s/ Lusyd W. Doolittle
Lusyd W. Doolittle